Exhibit 99.2

At Kforce Inc.	Kforce Inc.
Michael Blackman	1001 East Palm Ave.
Vice President – Investor Relations	Tampa, FL 33605
813- 552-2927	(NASDAQ: KFRC)

KFORCE AFFIRMS Q1 REVENUE GUIDANCE IN AN IMPROVING ENVIRONMENT

EPS MAY EXCEED GUIDANCE RANGE

TAMPA, FL – April 6, 2004 – Kforce Inc. (NASDAQ: KFRC), on February 4, 2004, indicated that Q1 revenue may be between $129 and $133 million with EPS of $.00 to $.02. David Dunkel, Chief Executive Officer, today stated: “We are very encouraged by the improving staffing trends in each of our business units. The trends have improved, particularly in March. Clearly, clients are utilizing a flexible workforce to a greater degree as the recovery takes hold. In addition, permanent placement, particularly in finance and accounting, is showing positive signs. We expect Q1 revenue to be within the $129 to $133 million guidance. Q1 EPS may be above $.02.”

About Kforce Inc.

Kforce is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of information technology, finance & accounting, pharmaceutical, healthcare and scientific. Backed by more than 1,200 staffing specialists, Kforce operates in 45 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Information Technology Groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Company to complete acquisitions; and the risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, any statement related to Kforce’s expected revenues or earnings or Kforce being well positioned for future profitability and growth are forward-looking statements. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.